SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 22, 2002



                               SHOP AT HOME, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)




        Tennessee                    0-25596                 62-1282758
        -----------------------------------------------------------------
     (State or other              (Commission               (IRS Employer
     jurisdiction of              File Number)            Identification No.)
      incorporation)



              5388 Hickory Hollow Parkway, Antioch, Tennessee 37013
           ----------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                 (615) 263-8000
               --------------------------------------------------
              (Registrant's telephone number, including area code)

Item 5.  Other Events

          On Monday, April 22, 2002, Shop At Home, Inc. held a conference call to discuss the Company's financial results for the third quarter of its fiscal year 2002, ending March 31, 2001. These results were filed with the SEC on the Form 10-Q filed on April 19, 2002. The Company has elected to voluntarily file a copy of this transcript on this Form 8-K to ensure that the contents of such conference call are fully disseminated and that any investor of Shop At Home, Inc. has full access to such transcript.

         The conference call was also broadcast live over the Internet on Monday, April 22, 2002 at 11:00 a.m. Central Time. The audio replay is available at www.shopathometv.com/corporate/news-index.html, and will be accessible for 90 days. A telephone instant replay of the conference call is available through the close of business April 29, 2002 by dialing 1-888-482-2240.

         A transcript of the April 22, 2002, Financial Conference Call is attached hereto as Exhibit 99.1.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    SHOP AT HOME, INC.
                                    (Registrant)



                                    By: /s/ George J. Phillips
                                    -------------------------------
                                    George J. Phillips
                                    Executive Vice President and General Counsel

Date: April 23, 2002

EXHIBIT 99.1

                               SHOP AT HOME, INC.
                      3rd Quarter Earnings Conference Call
                                 April 22, 2002
                                 11:00 a.m. CDT



Coordinator                Good morning and thank you for standing by. All
                           participants will be able to listen only until the question and answer session of the call. This conference is being recorded at the request of Shop
                           At Home Network. If anyone has any objections you may disconnect at this time. I would like to introduce your speaker for the call today, Ms. Kearstin
                           Patterson, Director of Communications. Ma'am, you may begin.

K. Patterson               Good  morning  and  welcome to Shop At Home's  third
                           quarter  fiscal 2002 conference  call.  I am Kearstin
                           Patterson,  the company's Director of Communications.
                           On the call with me today are George Ditomassi and Frank Woods, Shop At Home's Co-CEOs. Also present is our Chief Financial Officer, Arthur Tek.

                           Our release was sent out Friday morning, April 19th and our 10-Q is currently available on Edgar. Mr. Tek will provide a brief overview of the third quarter results and then Mr. Ditomassi, followed by Mr. Woods, will make some additional comments. Following their comments, the executive management present will take questions from the investment banking analysts, financial firm representatives and fund investors who are participating on the call.

                           Before we begin I'd like to say that any statements made today on behalf of Shop At Home with regard to the expectations of future revenue earnings, household distribution or other performance factors, including any statements regarding the plans or objectives of management for future operations are forward-looking statements for the purposes of the SEC statute. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this call. Because of these risks and uncertainties the forward-looking events and circumstances discussed in this call may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements for the reasons spelled out in the 10Q and the company's most recent 10K.

                           It is my pleasure now to introduce our Chief
                           Financial Officer, Arthur Tek.  Arthur?

A. Tek                     Thanks, Kearstin. During the quarter ended March
                           31st we were able to achieve a substantial reduction in our losses year over year. Our operating loss improved 51%, dropping to $6.7 million from $13.5 million last year. EBITDA improved 67%, from a loss of $8.9 million last year to a loss of $2.9 million this year. Our net loss, excluding an asset sale gain last year, improved to $6.2 million from $10.6 million last year.

                           Revenues declined slightly by 1% from last year, but our gross margin improved to 35.4% compared to 28% last year. The March quarter also compared favorably to the December quarter. Revenue and EBITDA were about the same in March as they were in December. As a retailing company the December quarter is normally our best sales producing quarter, so since March was equal to December we improved on a seasonally adjusted basis.

                           Salaries and wages declined because last year we accrued severance for our former CEO. Excluding the severance, salaries and wages were about the same year over year. Our affiliation expenses increased 16%, but the number of full time equivalent homes we reached increased 42%, so our cost on a per home basis declined by 25%. General and administrative expenses declined 26%. That was due to a variety of cost containment efforts. We were particularly successful in reducing bad debts.

                           Depreciation and amortization declined because we were no longer required to amortize our TV station licenses. We would take that a step further by saying that these license assets are substantially understated on our balance sheet. We had a non-recurring expense line on our income statement. We incurred approximately $800,000 in costs related to a bond offering which was not completed. Our interest expense declined 24% because of less debt, a lower interest rate on our bank debt, and the write-off last year of deferred financing costs.

                           Looking at our balance sheet, we ended the quarter with $15.3 million of cash plus another $700,000 of restricted cash, which will become unrestricted during the June quarter. Our debt is almost entirely long term and our working capital is positive. Frank Woods will discuss our funding plans later in the call. George Ditomassi will now discuss our operating trends. George.

G. Ditomassi               Thank you, Arthur.  In the past quarter our ratios
                           and marketing/merchandising sales directions continued to follow our projected plans. In terms of repeat customers, where we were repeating at somewhat less than one of four new customers bought again from us, we are now close to three of four customers buy a second time. In terms of categories and top line, all of our categories except sports memorabilia are up, plus we're introducing new items and categories. Our returns are down from 26% to 28% highs to under 20% and they're running stable. Our daytime hours are now more productive than our overnights, which is a dramatic change from last May.

                           Our charge-backs are substantially down. In terms of improved customer service, we answer the phone much quicker and much better, responding to complaints and questions. Where we might have been five to nine minutes six to nine months ago, we answer now in an average of 35 seconds.

                           We ship 45% of all our goods, which is up from 10% last May. We now have a new executive management team in place and operating very well: three executive VPs in Bennett Smith, Tom Merrihew and Rob Wales; Vice Presidents of Kurt Staiger and Laura Purswell. Our margins are up 5 to 6 points from where we were when we began this project. Certainly, if you have questions later please feel free to ask them. Now it's my pleasure to introduce Mr. Woods.

F. Woods While we are not performing at the level that all of us anticipate, expect, and want to perform at, as Arthur Tek pointed out, our loss from operations for the quarter did improve 51% over last year and our EBITDA performance improved 67% over a year ago. Likewise for the nine months, loss from operations improved 38%; EBITDA loss improved 55%.

                           We are at our core a retail merchandiser who sells products over television. One of the other areas that we would like to highlight as being successful during the past quarter is the continuation of performance in our distribution and carriage achievement in our affiliate relations department. We have been able, since July of last year, to have cost reductions on our renegotiated carriage agreements of almost $7.120 million. Now that does not all come down to a reduction that you see in current expense charges because we've added new carriage and we've greatly increased our carriage, but that is an important part of our plan over the last six months to reduce our cost and expenses.

                           We also currently are in approximately 38.5 million homes on an FTE basis. This represents significant improvement over a year ago and over the last six months. We must continue to improve our distribution in carriage and grow the business. We've been successful in doing that even with limited funds and limited availability to negotiate for major transactions with the MSO parties.

                           I would also like to address our funding position and plan during the current period. As Arthur pointed out, we had approximately $15 million on hand as of March 31. During February and March the company pursued a possible high-yield debt funding; however, we elected not to go forward with the high-yield debt transaction. We said in a March 18th news release that we plan to continue exploring financing options. We have continued with some funding options, including strategic partners. We believe that we now have better potential transactions for funding and growth available.

                           A strategic partner who brings funding and contributions to our core business elements would present an ideal transaction for the company. In the competitive retail merchandise marketplace, a partner with a background in media, retail, cable, or entertainment categories might offer the very best transaction available for Shop At Home.

                           With this background from Arthur, George, and myself we will open the meeting for questions.

Coordinator                John Lawrence of Morgan Keegan, you may ask your
                           question.

J. Lawrence                Good  morning, guys.  George, could you talk a little
                           bit about on the merchandising side? Go into the revenue line just a little bit more. What percentage are we down? How much are we trying to make up with the loss of sports?

G. Ditomassi               Well, the category itself is down $45--$65
                           million over the period of a year if you annualized it. We feel pretty good about the fact that we have taken the other categories and increased our sales there. We're certainly a much more solid base today in terms of well rounded categories than we were nine months ago.

J. Lawrence                What are some of those categories that
                           you're the most excited about? Certainly, we've noticed that the presentation is a lot better and all of those kind of things, but would you highlight some of those that you've come into daytime hours and you feel better about?

G. Ditomassi               Well,  in some of the  instances  what we've done,
                           John, is our margins have  increased  dramatically.
                           For instance, there are several categories that are running slightly ahead of a year ago in terms of top line, but our margins are far better. We have others where top lines increased reasonably well along with the margins. We're doing more in things like electronics. We are trying different kinds of products. In terms of apparel, we're doing more in that area as well. We have other plans for new categories as we go through the summer months.

J. Lawrence                Great.  Thanks.

Coordinator                Tyson Bauer of Wealth Monitors you may ask your
                           question.

T. Bauer Good morning, gentlemen. In looking at your revenue number, initially it looked flat, but once you go through it, it actually looks pretty impressive by being able to absorb the loss in sports memorabilia. Just a follow up on John's question. What kind of base level are you looking at on the sports side? Do you expect the other categories to continue to grow so we should see incremental increases in overall revenue?

G. Ditomassi               Tyson,  thank you for your  comments.  I think that
                           we pretty much are where we want to be with sports and collectibles and memorabilia. Now, perhaps, we have a base we can grow on. It's a very solid base. The other product lines that we're trying, for instance, if we were to talk jewelry, we're talking about things that are somewhat exclusive to us in some instances. In others it's product we've not tried before and is doing very well. We think we are doing a far better job with the categories that were in place before. As we introduce new categories, like cooking, which is a huge category for QVC and HSN, we think that as we introduce it, it may be a slow build, but it's one that will be very profitable at the end of the line.

T. Bauer Are you capable or do you have the data available to show us where you stand in the remerchandising effort as far as revenues or time allotted toward one gender as opposed to now the other gender?

G. Ditomassi               I'm sure you're speaking about our
                           addressing ourselves much more today to the female than we have in the past. Yes, we have information that shows us that we're accomplishing what we wanted to do in terms of changing that a bit. Certainly, the most dramatic for me is to find that we have become a much stronger daytime channel network than we had ever been. In fact, now we're a stronger daytime network than we are overnight, which is dramatically different than where we were six months ago.

T. Bauer Is that the metric that you look at or focus on really the revenue from the jewelry, cookware, or the time allotted to it? How do you focus on success or benchmark it?

G. Ditomassi               There are so many variables, but you
                           certainly have hit on a very important one, and that is how much time are we allotting to each of these categories. If we were to look at that kind of chart you would see that we're allotting different times than we were to different categories in the past.
                           Certainly, by doing that we have made ourselves more attractive to the female viewer that we think was so important to us. So that is changing and we feel very good about it.

T. Bauer One last question then I'll allow other people to ask. Arthur, in the funding that you're seeking, is the primary use really to reposition your current balance sheet, or is it to fund further operational activities such as trying to garner more carriage or have it available for working capital needs? Could you address what's the primary use for the funds?

A. Tek Well, as everybody knows, we tried to raise money through a bond offering during the quarter. The use of proceeds of that bond offering would have repaid our existing debt, but the primary reason for the offering was to allow us to expand the company and to get more cable carriage, more inventory, increase the amount of financing we give our customers. Those are still the things that we're interested in in terms of any financing that we might do.

T. Bauer So really, both avenues. If you got a strategic that was in the cable business, would you be able to use their carriage and then use whatever proceeds to reposition your balance sheet?

A. Tek I think a cable operator could be an attractive strategic partner for us, sure.

T. Bauer                   Okay.  Thanks a lot, gentlemen.

Coordinator                ... you may ask your question.

C. Blackman                Yes, I was curious if you'd expand a little
                           bit on your DirecTV relationship. Of the 38.5 million full time equivalent households, how many of that would be coming from DirecTV and how does it compare as far as revenues per household with your other full time equivalent households?

F. Woods This is Frank Woods. DirecTV has been a major achievement for us. We went on DirecTV October 23rd and we've experienced a good response. It accounts for about 25% of our FTEs at this point. We try not to get into giving out detailed information with respect to what our yield is per segment of carriage for competitive purposes in the marketplace, but we're satisfied that DirecTV has been a good relationship and we expect it to continue to be.

C. Blackman                Will you enter more households through DirecTV?

F. Woods Well, they are growing very rapidly. We are also on EchoStar, and both EchoStar and DirecTV, the digital marketplace delivery system, projects great growth, and we will be part of that growth.

C. Blackman                Okay.  Arthur,  you said,  as you  mentioned,  in the
                           debt offering that you're trying to do, you could have repaid the existing debt, but you're going to use it for operations. The way you said it, it almost sounds like you tried and weren't able to pull the offering off. Was that the case or was it more that you pulled it because there may be better opportunities?

F. Woods It's a combination of both. This is Frank Woods again. We were not satisfied with where we ended up on the high-yield debt offering, and we also have several opportunities that have been there all along and have presented themselves as we have gone into 2002, and we're continuing to pursue what we think are advantageous opportunities.

C. Blackman                Okay.  One final question if I may.  I know June
                           30th, some of the EBITDA covenants come into play.
                           Any advancement at all or improvement on changing the EBITDA covenants that come into place June 30th?

A. Tek They don't come into place June 30th per se in that there are no EBITDA covenants through June 30th. They would come into play on July 1st. The first EBITDA test would be for the September quarter and therefore that test wouldn't be done until October.

F. Woods                   That's actually an amended covenant.

C. Blackman                You basically got a waiver through June 30th?  Is
                           that right?

A. Tek                     That's right.

C. Blackman                Then it goes back into effect after that?

A. Tek                     That's right.

C. Blackman                Okay.  Thank you.

C. Blackman                Did you say what the EBITDA covenants were after
                           that?

A. Tek                     No.

Coordinator                EJ Salite of Potomac Capital, you may ask your
                           question.

T. Grey Actually, it's Tim Grey here. Good morning, everybody. A couple things. Anything on guidance as far as top line? Maybe you can talk about seasonality and how Q1 was actually better even though it was flat from Q4? When can we start to see that? We're in Q2 now. Are you starting to see some improvement now?

A. Tek I don't think we're prepared to give guidance, Tim. We have not in the past. I think what we've said is when we get back to an EBITDA positive situation we'd have more confidence in our projections.

T. Grey So no projection as far as what quarter we might get to an EBITDA positive? What about some sequential improvements on some of the metrics? You mentioned a lot of year over year improvements. Some of the stuff I can look back and get...repeat customers and those sorts of things. Can you elaborate...there?

A. Tek You were breaking up a little bit, Tim. I think you were asking about repeat customers.

T. Grey Yes, just the sequential improvements on your metrics that we can judge you by. Is there any way you can elaborate on those? Repeat orders from customers, maybe some improvement in some of the categories on the top line?

A. Tek Well, I'm not sure how much more of that we can do. We've discussed the top line at some length with earlier questions with regard to repeat customers. Those have continued to increase and more than half of our business is now in repeat customers. I think we mentioned that in our press release.

T. Grey Just one last thing then. Can you just talk a little bit more about seasonality then? How much, on a percentage basis, was the drop off because of seasonality that you would normally see?

A. Tek Well, the December quarter for all retailers is the best quarter. The March quarter is perhaps better for us than for other retailers in that we are more related to households using television when the weather is cold and so forth, so we probably do better than other retailers in March. Nevertheless, March is not normally equal to December for us in our industry. That's why we thought that we had had, in that light, a quarter that was perhaps better than it looked.

T. Grey One last thing. Can you just tell us what the EBITDA covenants are from the bank loans that start in July?

A. Tek                     We have not negotiated the covenants starting
                           July 1st.

T. Grey                    Thank you very much.

Coordinator                John Lawrence of Morgan Keegan and Company, you may
                           ask your question.

J. Lawrence                Arthur,  just to follow up, is it anybody's  guess as
                           far as whether or not Congress will do the auction on the 19th of June?

F. Woods John, it's Frank Woods. We had a national broadcasters' meeting two weeks ago in which the topic of conversation at the top of the agenda was the auction. The FCC has announced within the last ten days that they do plan to hold the auction in June. There is a movement underway to try to have Congress implore the FCC to delay the auction. That was being brought about by some of the wireless spectrum industry companies, but it looks like the auction's going to hold. We are certainly anticipating that and planning on that. That will give us an opportunity on our 2.5 units that we have available in the auction process that are impacted by the auction, and those are Cleveland, Boston, and a one half interest that we kept in Houston. We think we will get some idea, if that June auction date holds, of what the value of those rights might be.

J. Lawrence                Last question. Not to beat a dead horse
                           here, but if I characterize it the right way, is it fair to say that the progress, especially on the cost side of the business that you guys have made in the last year, is bringing around more people to talk about strategic alternatives?

F. Woods                   That would certainly be a fair statement.

J. Lawrence                Great. Thank you.

Coordinator                Tyson Bauer of Wealth Monitors, you may ask your
                           question.

T. Bauer Two quick follow ups. One, Arthur, obviously you've had tremendous improvement in gross margin. Do you expect that to continue, and would you expect it to be more from further cost reductions or from an increase in the revenue line?

A. Tek Tyson, as we said before, we're not going to do projections, but we have had three quarters in a row of gross margins that were substantially improved.

T. Bauer I'll avoid the revenue side of it. Are you as lean and mean as you can get or are there some other areas that you feel like you could trim?

A. Tek Well, improving margins is something our merchandising department does every day in terms of the effort to do that, and negotiating with our vendors and making sure that we have the right mix of products, because certain product lines have lower margins than others. That's an on-going process and we're never satisfied with our margins in that sense. And we're never satisfied with our operating expenses. We continue to try to improve our systems such as taking more calls automatically, where we've greatly increased that. I think we've tripled that year over year. That enables us to answer phones with less salary expense.

T. Bauer Arthur, could you comment, you or George, you've picked up twenty-three new vendors, the way I read it. That's fairly astounding progress that you're making there. What has been the key to being able to do that and attracting those people to work with you?

G. Ditomassi               I think that certainly  speaks well of our new
                           management team and the people we've sent out. When you know the contacts that a Rob Wales and a Tom
                           Merrihew have, it speaks to going out and talking to vendors that they had done business with in the past. I think that there's recognition now that we've made tremendous strides over the past nine months and that we are somebody that offers them another customer to do business with. I have been in the business a long time and I think that having another customer to do business with is something we all look for.

T. Bauer Well, they must be satisfied with your performance to build this relationship or initiate it.

G. Ditomassi               Very much so. There are people that we
                           could not have struck a deal with or furthered our relationship with nine months ago, that, due to this new management team and the progress we've made, we're making deals with people we didn't have relationships with before.

T. Bauer Okay. Last question for the day, for me anyway. A strategic partner seems like that has been put to the forefront as the most attractive option at this point in time. When you mentioned possible partners, can we conclude that there are multiple people that are interested in your reviewing the best options? There's more than one?

G. Ditomassi               When we sat together as a group as early as
                           mid-May of last year we knew that there were unbelievable ways to go in terms of a strategic partner. Lists were made up of the kinds of people.
                           Frank has gone back, and I think made note of the kinds of strategic partners that we think would take us to the next level and where we want to bring this company. It's a very wide list in terms of where we could go. Frank, is it fair to say that there are all kinds of names out of the retail world and the broadcast world?

F. Woods There are. Tyson, I think broadcasting and cable ran a story on November 26th in their weekly magazine edition on the top 25 networks in America. Out of the top twenty-five networks, QVC was ranked 2nd and HSN was ranked 8th. Out of the top ten networks only four of those showed a revenue increase while the others had declined. Out of the four showing revenue increases, two of those were home shopping companies.

                           There's enormous interest in our industry and there's great potential opportunity with the category of, perhaps, strategic partners that I mentioned earlier, being media, entertainment, cable and retail. There are such opportunities that we have tried, at all times, to be open and to be available and to discuss and look at what alternatives might be available to us. I think it's fair to say that we're satisfied that we've had exploration with some really significant people that would bring a lot to the company and that we've continue to discuss.

T. Bauer So we're beyond the list stage--have actually had initial talks or whatever. Not saying that anything will come from it, but you are beyond the list of potentials?

F. Woods                   I think that would be a fair categorization.

T. Bauer                   Thanks a lot, gentlemen.

Coordinator                At this time there are no further questions.

F. Woods                   Thank you very much.